UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 19, 2008

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-31355	81-0438093
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification
incorporation or organization)		No.)

124 N. First Street
Louisville, Kentucky 40202
(Address of Principal Executive Offices)

502-379-4788
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 19, 2008, the Company entered into an agreement with John D. Rhodes, a member of its Board of Directors, modifying the terms of the equity financing arrangement that the Company and Dr. Rhodes entered into on May 15, 2008.

Under the terms of this equity financing arrangement, as amended, if first authorized by the unanimous consent of the Board of Directors upon a finding that the Company has no other financing options available to it, the Company may require Dr. Rhodes to purchase shares of Common Stock at the purchase price per share and upon the same other terms as the most recent sale of shares of Common Stock of the Company to third party in a transaction intended to raise capital; provided, however, the aggregate purchase price of all shares so purchased shall not exceed $3,000,000.00, which amount shall decrease by $1.00 for each $1.00 of gross proceeds received by the Company from and after the date hereof from the sale of equity securities.

This equity financing commitment will terminate upon December 31, 2008, by the mutual consent of the Company and Dr. Rhodes or upon certain events of default, including acceleration of other indebtedness in an amount greater than $25,000, judgments against the Company in net amount greater than $25,000, and insolvency or bankruptcy or similar proceedings.

In consideration for this equity financing commitment, the Company agreed to issue to Dr. Rhodes a five-year warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.00 per share. In addition, Dr. Rhodes will receive another five-year warrant to purchase shares of Common Stock at an exercise price of $1.00 per share. The number of shares subject to this warrant shall be equal to 33,333 for each month (or portion thereof) that elapses from May 15, 2008 until the full termination of the equity financing commitment.

Finally, Bruce Widener and another stockholder agreed that, upon the exercise of its rights under the equity financing commitment in whole or in part by the Company, Dr. Rhodes shall have the right to purchase up to 1,285,000 shares of Common Stock from Bruce Widener and up to 370,425 shares of Common Stock from the other stockholder for a purchase price of $0.01 per share.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 – Equity Financing Arrangement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEACON ENTERPRISE SOLUTIONS
GROUP, INC.

Date: August 25, 2008	By: /s/ Robert Mohr
Robert Mohr
Principal Financial Officer